
Global level
Payment Server
Registration Server
email Server
eWallet DB
Local level
Virtual World Server
Web Server
Chat Server
Game Server
VW DB
User DB
Network Operation
System Administration Server
Event DB
End User
Global Gateway
Local Gateway
Client Software

SunGame Network Architecture Overview


Sun Island
Consumer
Business
Game Play
Networking
Content Sharing
Administrative
Operational
Commercial
Tournaments
Casual Games
Challenges
Chat
Events
Game Creation
Music Download
Media Upload
Profile Management
SunWallet
Account Management
Collaboration
Account Administration
e-commerce
Gaming
Advertising